UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934


Retail Properties of America, Inc
(Name of Issuer)

Common Stock
(Title of Class of Securities)

76131V202
(CUSIP Number)


Check the appropriate box to designate the rule pursuant
to which this Schedule is filed:
	Rule 13d-1(b)
?	Rule 13d-1(c)
?	Rule 13d-1(d)



Page 1 of 8 Pages

1
NAME OF REPORTING PERSON:
LaSalle Investment Management Securities, LLC

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-3991973

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

Not applicable


3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

0

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER
0


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.00%

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1.
     	(a)	Name of Issuer
     		Retail Properties of America, Inc.

	(b)	Address of Issuer's Principal Executive Offices
		2021 Spring Road, Suite 200
		Oak Brook, IL 60523

Item 2.
     LaSalle Investment Management, Inc. provides the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management Securities, LLC

	(b)	Address of Principal Business Office or, if none, Residence
		100 East Pratt Street
		Baltimore, MD 21202

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		76131V202

	Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or
			13d-2(b), check whether the person filing is a:
      (a)	?	Broker or Dealer registered under Section 15 of the Act
      (b)	?	Bank as defined in Section 3(a)(6) of the Act
      (c)	?	Insurance Company as defined in Section 3(a)(19) of the Act
(d)	?	Investment Company registered under Section 8 of the Investment
		Company Act
(e)		Investment Adviser registered under Section 203 of the Investment
		Advisers Act of 1940
(f)	?	Employee Benefit Plan, Pension Fund which is subject to the provisions
		of the Employee Retirement Income Security Act of 1974 or Endowment
		Fund; see 240.13d-1(b)(1)(ii)(F)
(g)	?	Parent Holding Company, in accordance with 240.13d-1(b)(ii)(G)
		(Note:  See Item 7)
(h)	?	A savings association as defined in section 3(b) of the Federal Deposit
		Insurance Act
(i)	?	A church plan that is excluded from the definition of an investment
		company under section 3(c)(14) of the Investment Company Act of 1940
(j)	?	Group, in accordance with 240.13d-1(b)-1(ii)(J)


Item 4.	Ownership
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount Beneficially Owned
      	0

	(b)	Percent of Class
      	0.00%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		0

		(ii)	shared power to vote or to direct the vote
      		0

		(iii)	sole power to dispose or to direct the disposition of
      		0

		(iv)	shared power to dispose or to direct the disposition of
      		0
Item 5.	Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date
	hereof 	the reporting person has ceased to be the beneficial owner of
	more than five percent of the class of securities, check the following.


Item 6.	Ownership of More than Five Percent on Behalf of Another Person

      	Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the
	Security Being Reported on By the Parent Holding Company

      	Not applicable.

Item 8.	Identification and Classification of Members of the Group

      	Not applicable.

Item 9.	Notice of Dissolution of Group

      	Not applicable.

Item 10.	Certification
     	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Dated:	February 10, 2022

LASALLE INVESTMENT MANAGEMENT
SECURITIES, LLC


By:/s/ Chaim Preiser
Name:	Chaim Preiser
Title:	Vice President, Compliance







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